SNET Stay Bonus Program



1. Purpose. It is essential that Southern New England Telecommunications Corporation ("SNET") be managed and operated efficiently and effectively during the transition period relating to SNET's acquisition by SBC Communications Inc. ("SBC"). It is natural for persons to be concerned about their careers and consider changes during times of uncertainty. To assure that SNET is able to retain employees needed to discharge its commitments to customers during the extended transition process, SNET has implemented the SNET Stay Bonus (the "Program").

2. Effective Date. The Program shall be effective as of January 5, 1998 (the "Effective Date").

3. Definitions. The following terms as used herein have the meanings set forth below:

(a) "Base Salary" means an Eligible Employee's annual basic wage rate (or its full time equivalent for part time employees) in effect on the Payment Date.

(b) "Bonus" means an Eligible Employee's target bonus opportunity in effect on the Payment Date or such higher bonus amount actually earned by an Eligible Employee as of the Payment Date.

(c) "Eligible Employee" means each Salary Band 4 and Above Executive of SNET who is on the active payroll or on a leave of absence with a re-employment guarantee. "Eligible Employee" shall not include individuals who are at the Payment Date classified by SNET as independent contractors or "leased employees" as defined in Section 414(n) of the Internal Revenue Code of 1986, as amended.

(d)  "Merger Agreement" means the Agreement and Plan of
Merger dated as of January 4, 1998 by and among Patriot, Silver and Silver Ventures, Inc.

(e) "Payment Date" means the earlier of the Effective Time as defined in the Merger Agreement or the date of termination of the Merger Agreement.

(f)  "Stay Bonus" means the sum of an eligible employee's
Base Salary and Bonus.

4. Benefits. The Company shall pay, in a cash lump sum net of any applicable withholding or employment taxes, the applicable Stay Bonus to each Eligible Employee who is employed by the Company on the Payment Date. An Eligible
Employee who is not employed by the Company on the Payment
Date shall not be entitled to receive the Stay Bonus that otherwise would be due.

5. Rights of Employees. The Program is for the benefit of each Eligible Employee and his or her heirs and representatives and shall be enforceable by them in accordance with its terms. The Program is not a contract of employment between the Company and the Eligible Employee and shall not be construed to create a right of an Eligible Employee to continued employment with the Company.

6. Amendment and Termination. SNET, through action of its Board of Directors, may amend, modify or terminate the Program for any or no reason.